Exhibit 10.25

Offer Letter

Michael Rubino

mikerubino2@gmail.com

September 11 2020

Dear Mike,

This offer letter sets forth the revised terms of your employment with Desktop Metal, Inc. (the “Company”) effective July 17, 2020 (the “Effective Date”), and supersedes the terms of your prior Offer Letter, dated September 20, 2017 (the “Prior Offer Letter”).

As of the Effective Date, you will serve as Executive Vice President of Business Development. Your base salary will be $350,000 annually, which will be paid semi-monthly in accordance with Desktop Metal’s standard payroll procedures. In connection with your revised employment terms, the Company’s Board of Directors has approved the following: (i) the acceleration of vesting of your options granted on December 1, 2017 such that all 860,000 shares subject to the option shall be vested on December 31, 2020, provided you continue as a service provider to the Company through such date, (ii) the negotiation, in good faith between you and the Company of an option grant on or about December 31, 2020 related to your continued service to the Company as an advisor following December 31, 2020, (iii) the extension of your option exercise period for all stock options previously granted to five years following termination of employment (whether voluntary or involuntary), subject to earlier termination in connection with a corporate event in which the acquirer in such event cashes out and terminates Company options and (iv) the salary reduction of $17,500 to be paid to you on December 31, 2020. In addition, the change in control provisions of your Prior Offer Letter will continue to apply to your option grants, and the Company will execute a letter amendment to your option agreements reflecting such change in control provisions and the foregoing additional provisions.

In the event your employment with the Company is terminated by the Company without “Cause” (as defined below), then, subject to your execution and delivery to the Company of a formal separation agreement in a form provided by the Company (which will contain, among other terms, a general release of claims against the Company and non-competition obligations to last for a period of 12 months following your termination of employment that are otherwise substantially similar to the noncompetition obligations in your current non-competition agreement) (a “Separation Agreement”) that becomes effective and irrevocable within sixty (60) days following such termination of employment (A) the Company shall pay you severance payments (“Severance Payments”) in the form of base salary continuation at your then-current monthly rate for a period of six months after your termination from employment (the “Severance Period”); and (B) if you are covered under the Company’s group health plan at the time of such termination or resignation and you timely elect to continue such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the employer’s portion of the premium for COBRA coverage for you and your covered dependents through the earlier of the end of the Severance Period and the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) (and you agree to promptly notify the Company of such eligibility).

The Severance Payments will be payable in substantially equal installments in accordance with the Company’s standard payroll policies, less applicable withholdings, with such installments to commence on the first payroll date following the date the Separation Agreement becomes effective and irrevocable and with the first installment to include any amount that would have been paid had the Separation Agreement been effective and irrevocable on your termination date. In addition, if the period during which you may deliver an effective Separation Agreement begins in one year and ends in another, such payments will in all events commence in the second year.

Solely for the purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each Severance Payment or other installment payment pursuant to this offer letter is considered a separate payment. Notwithstanding anything in this offer letter to the contrary, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to this letter unless your termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”). Notwithstanding anything in this offer letter to the contrary, if at the time of your Separation from Service, you are considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that you become entitled to under this offer letter would be considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months and one day after the your date of termination, or (ii) your death. In that event, any installments that are required to be delayed for the six month period shall be accumulated during that period and paid in a lump sum on the earlier of the dates set forth in clauses (i) or (ii) of the previous sentence. The parties intend that this offer letter will be administered in accordance with Section 409A of the Code. To the extent that any provision of this offer letter is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this of may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. To the extent that any reimbursements payable pursuant to this offer letter are subject to the provisions of Section 409A of the Code, any such reimbursements shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this offer letter will not be subject to liquidation or exchange for another benefit.

For purposes of this offer letter, “Cause” shall mean your violation of a Company policy or rule; your breach, attempted breach, or violation of any non-competition or non-solication agreement you have with the Company; your failure to materially perform job duties and responsibilities reasonably expected of your position; your arrest for, conviction of, or plea of guilty, nolo contendere, or no contest to any felony or a misdemeanor involving moral turpitude, deceit, dishonesty, or fraud; your dishonest statements or acts with respect to or affecting the Company; your gross negligence, willful misconduct or insubordination; or other conduct by you that could be harmful to the business, interests or reputation of the Company.

Additional Information relevant to the position:

•                  We have a flexible vacation policy. We expect employees to coordinate with their team and manager as to when is the best time to take vacation.

•                  Health, Vision, and Dental insurance / FSA

•                  Short Term and Long Term Disability Insurance, and Life Insurance (100% of annual earnings).

•                  We offer a 401k retirement savings plan through Fidelity Investments.

This offer letter, your stock option agreements and the Company’s 2015 Stock Incentive Plan constitute the full and entire understanding and agreement between you and the Company with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof, including the Prior Offer Letter, are expressly canceled. Upon the execution and delivery of this offer letter, the Prior Offer Letter automatically shall terminate and be of no further force and effect.

Sincerely,

/s/ Amy E Buntel
Amy E Buntel
Director of People Operations

I accept the offer as outlined above.

/s/ Michael Rubino
Michael Rubino
Date: